EXHIBIT 10.20

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Effective July 1, 2012, except as otherwise disclosed by the Company, non-employee directors receive the following compensation for their service on the Board of Directors and committees of the Board of Directors:

Cash Compensation

Position	Amount
Non-employee (“NE”) Director Annual Retainer	$3,000
NE Director Board Meeting Attendance Fee (telephonic)	1,000 (500)
NE Director Committee Meeting Attendance Fee - live or telephonic	500
Chair of Board of Directors Annual Retainer	2,500
Chair of Audit Committee Annual Retainer	1,000
Chair of Compensation and Governance Committee Annual Retainer	750
Chair of Nominating Committee Annual Retainer	750

Stock Options

Each non-employee director receives an annual stock option grant of 50,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years, or an equivalent grant of shares of restricted stock. Effective March 3, 2009, the Board of Directors adopted a new vesting schedule for option awards and restricted stock grants, with the grants to vest in full one year from the date of grant.

Expense reimbursement

In addition to cash and stock-based compensation, non-employee directors are reimbursed for their out-of-pocket expenses, including travel, meals and accommodation expenses, incurred in attending meetings of the Board of Directors, committee meetings, and conferences with the Company’s management.